Exhibit 10.1

[Company Letterhead]

September 2, 2022

[Executive]

[Address]

[Address]

Dear [___]:

Under the terms of your April 28, 2022 retention letter agreement (your “April 2022 Retention Agreement”), you are eligible to receive a retention bonus when Tyme Technologies, Inc. (the “Company”) completes its merger (the “Merger”) with Syros Pharmaceuticals, Inc. (“Syros”). The Company is pleased to offer you additional benefits in exchange for providing assistance to the Company from today through the 90-day period following the date that it completes the Merger (the “Cooperation Period”), subject to the terms and conditions set forth in this letter agreement (the “Cooperation Agreement”).

1. Retention Benefits. Subject to (x) your compliance with your legal and contractual obligations to the Company, Syros and their affiliates (the “Company Group”) during the Cooperation Period, including your compliance with all relevant Company Group policies, the restrictive covenants and other obligations set forth in your [DATE] employment letter agreement (your “[Date] Employment Agreement”), and this Cooperation Agreement, (y) your remaining employed by the Company Group on the Trigger Date (as defined below), and (z) the completion of the Merger, the Company Group will provide the following pay and benefits to you:

a.

Any severance pay or severance benefits payable to you pursuant to your [Date] Employment Agreement as a result of any separation from service occurring within 12 months of the closing date of the Merger (including base salary continuation, target bonus payout (if applicable), and the estimated cash value of any COBRA subsidy (if applicable) plus the additional federal, state, and local income tax withholding that will result from the payment of such COBRA subsidy) shall, to the maximum extent permitted by Internal Revenue Code Section 409A (as determined by the Company in its sole discretion), be paid in lump sum within 15 days after the seven-day revocation period described in your [Date] Employment Agreement has expired, provided that you otherwise satisfy the eligibility requirements for severance pay or severance benefits under the terms of your [Date] Employment Agreement.

b.

The exercise period for each Company stock option granted prior to April 1, 2022 with an exercise price of less than $2.00 per share that you hold as of immediately following the closing of the Merger shall be automatically extended until the second anniversary of your Termination Date (as defined in the Company’s 2015 Equity Incentive Plan) or, if earlier, until the earliest of (i) the second anniversary of the Closing Date, (ii) the original expiration date of such option, (iii) your termination for Cause; and (iv) any earlier termination or cashing out of options at Syros generally applicable to its option holders (as might occur in a change in control of Syros) (the “Option Exercise Extension” and, together with the severance acceleration described in (a) above, the “Retention Benefits.”) For sake of clarity, the Option Exercise Extension shall not apply to the Company stock option granted on April 22, 2022.

2. Cooperation. During the Cooperation Period, regardless of whether you remain an employee, you shall provide reasonable assistance and cooperation as requested with respect to the Merger, any transition or wind-down of operations or functions, and any other business issues, opportunities or conditions created by the Merger.

3. Continuing Obligations. By your signature below, you reaffirm your obligations as set forth in your [Date] Employment Agreement and any other agreement to which you are a party addressing intellectual property, confidentiality, non-competition, and/or non-solicitation. You further acknowledge that your right to the benefits set forth in this Cooperation Agreement is expressly conditioned on your compliance with such agreement(s).

4. Non-Disparagement. From and at all times after you sign this Cooperation Agreement, you will not make, either yourself or through an agent, any oral or written statements or omissions that are or reasonably could be interpreted to be of a negative or critical nature concerning the Company Group, including but not limited to statements about its business practices or the Merger, to anyone other than in private and privileged conversations with your legal advisor, or as required by law or administrative agency process or in connection with a bona fide notification of a government agency of suspected or actual violations of law. This prohibition against disparaging the Company Group includes but is not limited to making statements on social media and/or other media in any forum.

5. Early Termination. The Company shall provide the Retention Benefits only if (a) the Merger is completed as presently contemplated, (b) you remain employed by the Company on a full-time basis on the applicable Trigger Date, and (c) you have been so employed continuously on a full-time basis since the date on which you executed this Cooperation Agreement.

6. Confidentiality. You agree not to divulge or reveal at any time for any reason to any third party the existence of or any of the terms, details or circumstances surrounding this Cooperation Agreement, including but not limited to the details of the Retention Benefits, with the exception that you may disclose the terms or the existence of this Cooperation Agreement to your spouse, attorney, and/or accountant, provided that the recipient of such information agrees to abide by these terms of confidentiality. You may also disclose this Cooperation Agreement to a government agency and as is necessary to comply with applicable law or legal process.

7. Definitions. For purposes of this Cooperation Agreement:

a. “Cause” shall have the meaning assigned to it in your [Date] Employment Agreement.

b. “Trigger Date” is defined as the date the Merger is completed.

8. Entire Agreement. This Cooperation Agreement contains the entire understanding between you and the Company with respect to your eligibility for the Retention Benefits provided herein, and it supersedes all prior agreements and understandings between you and the Company, whether written or oral, with respect to that subject. Notwithstanding the foregoing, except as otherwise expressly provided herein, this Cooperation Agreement does not reduce or modify the retention bonus in your April 2022 Retention Agreement or the severance and other benefits in your [Date] Employment Agreement. For sake of clarity, nothing in this Cooperation Agreement alters your [Date] Employment Agreement, including the restrictive covenants in Section [_], except that the Cooperation Agreement accelerates payment of your severance payment and benefits (to the maximum extent permitted by Internal Revenue Code Section 409A) and extends the exercise period for any stock options provided in your [Date] Employment Agreement and you will not be required to execute the release of claims attached to your [Date] Employment Agreement if you execute a release substantially in the form attached as Exhibit A to this Cooperation Agreement. This Cooperation Agreement shall be interpreted and enforced according to the laws of Delaware. It may not be amended except by written document signed by you and an authorized executive of the Company. This Cooperation Agreement and the benefits set forth in this Cooperation Agreement may not be assigned by you to another employee or to anyone else.

If you have any questions, please do not hesitate to contact me directly. Again, thank you for your service to the Company and your commitment to provide vital cooperation related to the Merger.

Sincerely,

Tyme Technologies, Inc.

[Name]
[Title]

Agreed to and accepted by:

[Executive]

EXHIBIT A

Form of Release Agreement

C O N F I D E N T I A L

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is made and entered into by and between Tyme Technologies, Inc. (the “Company”) and Richard Cunningham (“Employee”). Employee and the Company shall be referred to herein as the “Parties” or, each separately, a “Party.”

WHEREAS, Employee and the Company entered into an employment letter agreement dated [Date] (the “[Date] Employment Agreement”);

WHEREAS, Employee and the Company entered into a cooperation agreement dated September ___, 2022, related to the Company’s planned merger with Syros Pharmaceuticals, Inc. (“Cooperation Agreement”);

WHEREAS, the Parties have agreed that Employee’s employment with the Company ended on the Separation Date (as defined below); and

WHEREAS, Employee and the Company wish to agree on matters relating to the end of Employee’s employment with the Company, on the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and fully intending to be legally bound hereby, Employee and the Company AGREE as follows:

1. Separation Date. Employee’s employment with the Company permanently and irrevocably concluded as of [date] (the “Separation Date”). As of the Separation Date, Employee shall be deemed to have relinquished and resigned from all titles and positions of any nature that Employee has ever held with the Company, Syros Pharmaceuticals, Inc. (“Syros”), their affiliates and subsidiaries, or any other entity with respect to which the Company or Syros has requested Employee to perform services, to the extent Employee ever held such titles and positions. Employee will be paid all compensation due with respect to the pay period that includes the Separation Date in the same manner as Employee’s salary was paid prior to the Separation Date.

2. Separation Benefits. In consideration of this Agreement, if Employee signs this Agreement within the 45-day consideration period described in Section 10 below and does not revoke this Agreement during the seven-day revocation period described in Section 10 (such consideration and revocation period, the “Agreement Execution Period”), and provided that Employee does not breach this Agreement, the [Date] Employment Agreement, or the Cooperation Agreement, the Company shall (1) pay Employee the severance benefits provided in the [Date] Employment Agreement, as modified by Section 1(a) of the Cooperation Agreement (“Severance Benefits”), and (2) provide Employee the Option Exercise Extension, as defined and provided in the Cooperation Agreement. Notwithstanding the foregoing, in no event shall the Company pay the Severance Benefits or provide the Option Exercise Extension prior to the conclusion of the Agreement Execution Period. Employee agrees that the Severance Benefits paid and Option Exercise Extension provided under this Agreement are due solely from the Company and that Insperity PEO Services, L.P. (“Insperity”) has no obligation to pay the Severance Benefits even though its payment may be processed through Insperity.

3. Return of Documents and Things. Within five days after the Separation Date, Employee shall deliver to the Company and Syros, without retaining copies thereof, any and all Company and Syros property, records, papers, emails, documents and writings, in whatever form (including electronic form), in Employee’s possession, custody, or control, including all such materials contained on Employee’s personal phone, laptop, computer and other electronic devices. Employee understands and agrees that the Company may inspect Employee’s personal electronic devices for the purposes of obtaining and removing any Company and Syros property contained thereon, and upon the Company’s written request he agrees to provide same to the Company and Syros.

4. Representations and Warranties. Employee acknowledges, represents and warrants that, other than the payments described in Sections 1 and 2 above, Employee has received payment in full of all of the compensation, benefits and/or payments of any kind due to Employee from the Company, Syros and their affiliates and subsidiaries (or any of them), whether arising out of any offer letter, employment agreement or otherwise, including all wages, bonuses, equity, stock options, expense reimbursements, payments to benefit plans, and any other payment under a plan, program, practice, promise, or arrangement of the Company, Syros and their subsidiaries and affiliates. Employee understands and agrees that, except as provided herein or in any equity agreement or plan, or as to any vested rights under an employee benefit plan, Employee is not entitled to any additional employment-related compensation or benefits from the Company, Syros or any of the other Released Parties (as defined below), including severance or separation payments.

5. Release.

a. In consideration of the promises contained herein and intending to be legally bound, Employee, for Employee, Employee’s heirs, executors, administrators, successors, assigns, and legal and personal representatives, hereby unconditionally and irrevocably remises, releases, and forever discharges the Company, Syros, and Insperity; each of their respective current and former parent companies, successors, subsidiaries, investors, and any other affiliated or related entities; and each of all such entities’ respective current and former officers, directors, shareholders, benefit plans, members, agents, employees, insurers, and attorneys (collectively, the “Released Parties”) from any and all claims, causes of action, liabilities, obligations, controversies, damages, lawsuits, debts, demands, costs, charges and/or expenses (including attorneys’ fees and costs) of any nature whatsoever, asserted or unasserted, known or unknown, suspected or unsuspected, that Employee ever had, now has or hereafter may have against the Company, Syros, Insperity or any of the other Released Parties that arose at any time regarding any matter up to and including the date Employee executes this Agreement. Without in any way limiting the generality of the foregoing, Employee specifically acknowledges and agrees that the claims released herein include, to the maximum extent permitted by law, (i) all discrimination, retaliation, whistleblower, and wrongful termination claims; (ii) all claims arising under any federal, state or local statute, ordinance, or regulation, including but not limited to the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Equal Pay Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Earned Sick Leave Law, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Workers’ Compensation Law’s anti-retaliation provisions, the New Jersey Equal Pay Act, the New Jersey Civil Union Act, and any other employee-protective law of any jurisdiction that may apply, each as amended; (iii) all claims arising under any agreement or contract, including your [Date] Employment Agreement and all agreements and documents referenced therein; (iv) all claims arising under any common law, including any claims for breach of any implied or express contract, wrongful discharge, constructive discharge, defamation, unjust enrichment, or negligent or intentional infliction of emotional distress; and (v) all claims arising out of or relating in any way to Employee’s employment with the Released Parties, the termination of that employment, Employee’s compensation arrangements or equity holdings, and all attorneys’ fees and costs. Notwithstanding the foregoing, Employee does not release the Released Parties from any claims that may arise (w) for vested benefits under any employee benefit plan, (x) for vested rights or benefits under any equity plan or agreement, (y) under this Agreement, or (z) after the date of Employee’s execution of this Agreement.

b. Subject to Section 12 below, Employee agrees to the fullest extent permitted by law that neither Employee nor any person or entity on Employee’s behalf shall commence, maintain or prosecute any lawsuit, complaint, action or proceeding of any kind against the Released Parties with respect to any claim or potential claim that is released by Sections 5(a) above.

6. No Other Claims or Proceedings. Employee warrants, covenants, and represents that Employee has not heretofore assigned or transferred or purported to assign or transfer to any person any of the claims released in this Agreement. Employee also warrants, covenants, and represents that, as of the date of Employee’s execution of this Agreement, neither Employee nor anyone acting on Employee’s behalf has made or filed any lawsuit, complaint, charge, action or proceeding against any Released Party with any federal, state, or local court, agency or authority, or any other regulatory authority.

7. Confidentiality. Except as otherwise required by applicable law and subject to Section 12 below, Employee shall keep the existence and terms of this Agreement and the payment provided hereunder strictly confidential, and Employee shall not disclose the terms or any information concerning this Agreement or the related payment to any person or entity, except that Employee may disclose the terms of this Agreement to Employee’s immediate family members and Employee’s current or future attorneys, accountants, tax advisors, and outplacement counselors (if any), each of whom shall have first agreed to be bound by this confidentiality provision.

8. Non-Admission. Employee agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by the Company or Syros and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability or obligation.

9. Knowing and Voluntary Waiver. Employee acknowledges that Employee has carefully reviewed this Agreement and that Employee enters into it knowingly and voluntarily. Employee understands and acknowledges that the release provided in this Agreement is in exchange for consideration that is in addition to anything to which Employee is already entitled and that, by this Section, the Company has advised Employee to consult with an attorney of Employee’s choosing prior to executing this Agreement. Employee acknowledges that neither the Company, Syros, Insperity, their affiliates and subsidiaries, nor any of their employees, representatives or attorneys have made any representations or promises concerning the terms or effects of this Agreement other than those contained herein.

10. Consideration Period. Employee acknowledges that he has been given a period of at least 45 days within which to consider the Agreement, and the Parties agree that any changes to this Agreement, whether material or immaterial, have not re-started the running of this period. Employee may revoke or cancel this Agreement within seven (7) days after [his/her] execution of it by notifying the Company and Syros of [his/her] desire to do so in writing delivered to Lisa Roberts, Syros Pharmaceuticals, Inc., 35 CambridgePark Drive, 4th Floor, Cambridge, PA 02140; email: lroberts@syros.com, by electronic mail or overnight delivery via national carrier within the seven-day period. Employee understands and agrees that this Agreement shall be void and of no effect if he revokes this Agreement. This Agreement shall be effective on the eighth (8th) day after Employee’s execution of the Agreement, assuming that [s/he] has not first revoked the Agreement and the Company countersigns it.

11. Program Information. Employee acknowledges that, by the attached Exhibit 1, which is incorporated herein by reference, the Company has informed him in writing of the time limits and eligibility requirements applicable to the employment termination program; the group of employees covered by the program; and the job title and age of each eligible employee selected or not selected for termination under the program.

12. Non-Interference. For clarity, the Company confirms that nothing in this Agreement is intended to prevent, impede or interfere with Employee’s right, without notice to the Company or Syros, to (a) file a charge or complaint with any agency which enforces anti-discrimination, workplace safety, securities, or other laws; (b) communicate with, cooperate with or provide truthful information to any governmental agency, or participate in any government investigation; (c) testify truthfully in any court or administrative proceeding; or (d) receive and retain any monetary award from a government administered whistleblower award program for providing information directly to a government agency. However, Employee understands that by signing this Agreement, Employee has waived any and all rights to recover any money from the Company, Syros or any other Released Parties, other than the Severance Benefits.

13. Interpretation and Governing Law. This Agreement will be governed by and construed according to the laws of the State of New Jersey. The Parties irrevocably hereby submit to the exclusive jurisdiction and venue of the state and federal courts located within New Jersey in any action or proceeding brought with respect to or in connection with this Agreement. Each Party hereby waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder in such courts.

14. Headings/Counterparts. The headings of the sections in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions of this Agreement. This Agreement may be executed in two or more counterparts, and facsimile or emailed signature pages shall be treated the same as those with original signatures.

15. Entire Agreement; Amendments. This Agreement, including the Cooperation Agreement and all documents referenced herein and therein, constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof, and it supersedes all prior or contemporaneous agreements or understandings; provided, however that all post-separation obligations applicable to Employee remain in full force and effect. Amendments to this Agreement shall not be effective unless they are in writing signed by Employee and the [Officer] of the Company. No waiver by any Party at any time of any breach by the other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the Parties or from any failure by any Party to assert its rights hereunder on any occasion or series of occasions.

BY SIGNING THIS AGREEMENT, [EMPLOYEE] ACKNOWLEDGES THAT HE DOES SO VOLUNTARILY AFTER CAREFULLY READING AND FULLY UNDERSTANDING EACH PROVISION AND ALL OF THE EFFECTS OF THIS AGREEMENT, WHICH INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND RESTRICTS FUTURE LEGAL ACTION AGAINST TYME TECHNOLOGIES, INC. AND OTHER RELEASED PARTIES.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed this Agreement.

[EMPLOYEE] / / Date	TYME TECHNOLOGIES, INC. By: / / Date Name: Title:

EXHIBIT 1

The Company is eliminating all positions within its executive team (the “Impacted Group”) as part of its business plan following its recent Merger with Syros Pharmaceuticals, Inc. The Company has selected employees for separation based on its assessment of anticipated business needs going forward. The Company considered all employees within the Impacted Group for possible separation.

To participate in the separation program and receive the separation benefits described in the accompanying Separation and General Release Agreement (the “Agreement”), you must sign the Agreement and return it as provided in the Agreement within forty-five (45) days after receiving the Agreement. Once the Agreement is signed, you shall have seven (7) days to revoke the Agreement, if you choose to do so.

The following is a list of the job titles and ages of all employees of the Company within the Impacted Group who have been selected for separation and to whom the Company is offering a separation package, as described in your Agreement:

Job Title (Company)	Age
Chief Executive Officer	51
Chief Legal Officer & Secretary	58
Chief Business Officer	48
Chief Financial Officer	58
Principal Accounting Officer & Corporate Controller	64

The following is a listing of the ages and job titles of all employees of the Company within the Impacted Group who were not selected for separation and were not offered a separation package:

Job Title (Company)	Age
[none]